Exhibit 10.2

AMENDED AND RESTATED REGULATIONS

OF

SABINE PRODUCTION OPERATING, LLC

(A Texas Limited Liability Company)

THE UNITS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGERS OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE MANAGERS OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE MANAGERS TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF UNITS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THESE AMENDED AND RESTATED REGULATIONS.

AMENDED AND RESTATED REGULATIONS OF
SABINE PRODUCTION OPERATING, LLC
A TEXAS LIMITED LIABILITY COMPANY

effective as of August 3, 2005 (the “Effective Date”)

RECITALS

Sabine Production Operating, LLC (the “Company”) was organized as a Texas limited liability company by the filing of Articles of Organization (the “Articles”) under and pursuant to the Texas Limited Liability Company Act (as amended from time to time, the “Act”) and the issuance of a certificate of organization for the Company by the Secretary of State of Texas, on May 12, 2005 (the “Formation Date”).

Effective the Formation Date, Cano Petroleum, Inc., a Delaware corporation (“Cano”), Carlile Management, LLC, a Texas limited liability company (“Carlile Management”), and Haddock Enterprises, LLC, a Texas limited liability company (“Haddock Enterprises”), being all of the Members of the Company, adopted, executed and agreed to the Regulations of Sabine Production Operating, LLC (the “Original Regulations”).  “Members” is defined in Section 2.01 of the Original Regulations.

Section 9.05 of the Original Regulations provides that the Original Regulations may be amended or restated only with the approval of the Manager (as defined in Section 5.01 of the Original Regulations) and all of the Members.

Pursuant to Section 5.03 of the Original Regulations, the initial Manager of the Company, and the Manager of the Company as of the Effective Date, is Haddock Enterprises, which is the person named in the Articles as the initial Manager of the Company.

Haddock Enterprises, in its capacity as the Manager, and all of the Members of the Company desire to amend, restate and replace the Original Regulations in their entirety with the following Amended and Restated Regulations of Sabine Production Operating, LLC (these “Restated Regulations”) dated as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises, and for good and valuable consideration, the Manager and all the Members do hereby adopt, execute and agree to the following Restated Regulations:

Article I

Definitions

Section 1.01.  Definitions.  The following terms used in these Regulations shall have the following meanings (unless otherwise expressly provided herein):

“Act” is defined in the recitals.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the beneficial ownership of a majority of voting securities, by contract or otherwise; and the terms ‘controlling” and “controlled” have meanings correlative to the foregoing.

“Articles” is defined in the recitals.

“Cano” is defined in the recitals.

“Capital Contributions” is defined in Section 4.01.

“Carlile Management” is defined in the recitals.

“Change of Control” means (i) the acquisition by any Person (or group of Persons acting in concert), directly or indirectly, of beneficial ownership of a majority of the voting power of a Member, whether through the purchase of voting securities, partnership or membership interests; (ii) the election or appointment of a number of members to the board of directors (or comparable governing authority) of a Member of new members constituting a majority of the entire board of directors (or comparable governing authority), if such new members were elected or appointed without the prior approval of a majority of Continuing Members (a “Continuing Member” is a member of the board of directors or comparable governing authority of a Member as of the Effective Date and any successor who is nominated to succeed him by a majority of the Continuing Members); or (iii) a merger, consolidation, sale of all or substantially all of the assets, liquidation or dissolution of a Member (other than (a) a merger or consolidation effected solely for the purpose of changing the domicile of the Member or (b) a merger or consolidation in which the holders of securities that represented 100% of the voting power of the Member immediately prior to the merger or consolidation own directly or indirectly at least a majority of the voting power of the surviving entity in such merger or consolidation immediately after such transaction); or (iv) any other transaction or series of related transactions the result of which is that holders of securities that represented 100% of the voting power of the Member immediately before such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, less than a majority of the voting power in the Member.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to a Member, the Commitment set forth opposite such Member’s name on Exhibit A.

“Company” is defined in the recitals.

“Compensation Reimbursement Agreement” means the Compensation Reimbursement Agreement dated the date hereof among the Company and Cano.

“Disposition” is defined in Section 3.02(a).

“Effective Date” means August 3, 2005.

“Formation Date” is defined in the recitals.

“General Partner” is defined in Section 2.04.

“Governing Board of Managers” means the Governing Board of Managers of the Company.

“Haddock Enterprises” is defined in the recitals.

“Independent Manager” means a Manager that satisfies the standards of independence as are or may be established by the SEC and the NYSE. A Manager will be considered to be independent only if the Governing Board of Managers has determined, upon inquiry, that the Manager has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its subsidiaries) and is independent under relevant standards adopted by the SEC and NYSE.

“Majority Interest” with respect to any group of referenced Members, means a majority of the Membership Interests owned by all such Members; provided, that if Carlile Management has been required to relinquish its voting rights with respect to the Company pursuant to the Noncompetition Agreement, then the Membership Interest owned by Carlile Management shall be deemed to be zero for purposes of calculating the Majority Interest.

“Manager” is defined in Section 6.01(b).

“Member” means each Person executing these Restated Regulations as of the date hereof as Members and each Person that is hereafter admitted to the Company as a Member in accordance with these Restated Regulations

“Membership Interest” is defined in Section 3.02(a).

“Member Recourse Debt” is defined in Section 6.01(h).

“Minimum Portion” means three percent (3%) of the Membership Interests issued by the Company.

“Net Cash Flow” means all cash funds derived by the Company (including interest received on reserves, borrowings, and capital transactions), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses, debt payments, capital improvements, replacements, and – as determined by the Governing Board of Managers  – to establish reasonable reserves for future expenses and costs and for the fulfillment by the Company of its duties as the owner of the General Partner and, to the extent applicable, the General Partner’s duties as the general partner of the Partnership.

“Noncompetition Agreement” means the Noncompetition and Confidentiality Agreement dated the date hereof between the Partnership and Dr. Kenneth Q. Carlile.

“NYSE” means the New York Stock Exchange.

“Offered Interest” is defined in Section 3.02(d).

“Omnibus Agreement” means the Omnibus Agreement dated the date hereof among the Company and the Members.

“Other Members” is defined in Section 3.02(d).

“Original Regulations” is defined in the recitals.

“Partnership” means Sabine Production Partners, LP, a Delaware limited partnership.

“Partnership Agreement” means the Agreement of Limited Partnership of the Partnership and any amendments and restatements thereof.

“Permitted Encumbrance” means the pledge or hypothecation as security for any indebtedness or other obligations of any or all Membership Interests beneficially owned by a Member provided that such Member obtains, prior to such pledge or hypothecation, the written consent from the pledgee that upon the occurrence of an event which gives the pledgee the right to foreclose on the pledged Membership Interest (a “Foreclosure Event”) such pledgee shall provide to the Company prompt written notice of such Foreclosure Event and provide the Company the right to purchase such Membership Interests at a cash purchase price equal to the lesser of (a) the fair market value of the Membership Interest as of the date of receipt of the notice of the pending foreclosure sale or (b) the amount of the indebtedness secured by such Membership Interest.  In order to exercise its purchase rights in connection with a Foreclosure Event, the Company must deliver a written notice to the pledgee to such effect within ten business days after receipt of written notice of the Foreclosure Event and complete such purchase within 120 days from the delivery of such notice.

“Permitted Withdrawal” means a Member’s withdrawal from the Company that is expressly allowed by Section 3.04.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pro Rata” means the ratio determined by dividing the Membership Interest to whom a particular provision of these Restated Regulations is stated to apply by the aggregate Membership Interests of all Members to whom that provision is stated to apply.

“Proceedings” is defined in Section 6.07.

“Proxy Statement” is defined in Section 2.04.

“Proxy Statement Date” means the date on which the Proxy Statement is first mailed or otherwise transmitted to unit holders of SRT.

“Registration Statement” means the Registration Statement on Form S-4 (No. 333-12732303) filed by the Partnership with the SEC.

“Registration Statement Effective Date” means the date on which the SEC declares the Registration Statement effective.

“Related Party Transaction” is defined in Section 6.06(b).

“Remaining Interests” is defined in Section 3.02(d).

“Restated Regulations” means these Amended and Restated Regulations of the Company.

“SEC” means the Securities and Exchange Commission.

“Sharing Ratio,”  with respect to a Member, means the Sharing Ratio set forth opposite such Member’s name on Exhibit A.

“SRT” means Sabine Royalty Trust.

“Tax Matters Member” is defined in Section 7.02.

“Transfer Notice Date” is defined in Section 3.02(d).

“Transferee” is defined in Section 3.02(d).

“Transferring Member” is defined in Section 3.02(d).

“Transaction” is defined in Section 2.04.

“Transaction Closing Date” means the date on which the Partnership completes the acquisition of assets of SRT as described in the Registration Statement.

“Transaction Documents” means, collectively, the Omnibus Agreement, the Compensation Reimbursement Agreement and the Noncompetition Agreement and any other agreements, arrangements or understandings between or among the Company, the General Partner, the Company, on the one hand, and a Member, on the other hand.

Article 2

Organization

2.01. Formation. The Company has been organized as a Texas limited liability company by the filing of Articles under and pursuant to the Act and the issuance of a certificate of organization for the Company by the Secretary of State of Texas.

2.02. Name. The name of the Company is “Sabine Production Operating, LLC” and all Company business must be conducted in that name or such other names that may be selected by the Governing Board of Managers (as defined in Section 6.01) and that comply with applicable law.

2.03.  Registered Office; Registered Agent; Offices. The registered office and registered agent of the Company in the State of Texas shall be as specified in the Articles or as designated by the Governing Board of Managers in the manner provided by applicable law. The offices of the Company shall be at such places as the Governing Board of Managers may designate, which need not be in the State of Texas.

2.04. Purposes. The purposes of the Company are to serve as the manager of Sabine Production Management, LLC, in its capacity as the sole general partner (the “General Partner”) of the Partnership, to cause the General Partner to fulfill its duties under the Partnership Agreement, and to engage in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable, or convenient to accomplish the foregoing purposes (including obtaining financing therefor) and that is not forbidden by the law of the jurisdiction in which the Company engages in that business.  The Partnership has been formed to formulate, pursue and consummate a transaction (the “Transaction”) with SRT pursuant to which the Partnership shall seek, through the use of a proxy statement/registration statement (the “Proxy Statement”) filed with and declared effective by the SEC, to obtain the approval of holders of a majority of the outstanding units of SRT, a Texas trust the units of which are publicly traded on the NYSE, to acquire substantially all of the assets of SRT,  in exchange for limited partner interests in the Partnership to be distributed among the unit holders of SRT, who thereupon shall be admitted to the Partnership as limited partners; and thereafter to hold, manage, exploit, dispose of, increase and otherwise handle and deal with the properties and assets acquired in the Transaction and other oil and gas properties and related assets that may thereafter be acquired by the Partnership.

2.05. Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Texas, the Governing Board of Managers shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

2.06. Term. The Company commenced on the date the Secretary of State of Texas issued a certificate of organization for the Company and shall continue in existence for the period fixed in the Articles for the duration of the Company, or such earlier time as these Restated Regulations may specify.

2.07. No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than applicable tax laws, and these Restated Regulations may not be construed to suggest otherwise.

Article 3

Membership; Dispositions of Interests

3.01. Members; Sharing Ratios. The Members are the Persons executing these Restated Regulations as of the date hereof as Members and each Person that is hereafter admitted to the Company as a member in accordance with these Restated Regulations. The “Sharing Ratio” and “Commitment” (herein so called) of each initial Member is set forth on Exhibit A.

3.02. Dispositions of Membership Interests.

(a) General.  Notwithstanding any other provision of these Restated Regulations, but subject to the following proviso, no Member may, directly or indirectly, make a sale, assignment, transfer, conveyance, gift, exchange, or other disposition (voluntarily, involuntarily, or by operation of law) ( a “Disposition”) of all or any portion of its rights or interest in the Company (“Membership Interest”) unless (i) that Member has fully complied with the provisions of these Restated Regulations for the Disposition; (ii) after giving effect thereto, such Disposition would not otherwise terminate the Company for the purposes of Code Section 708 or cause the Company to be classified as other than a partnership for U.S. federal income tax purposes; (iii) such Disposition would not result in a violation of applicable law, including U.S. federal or state securities laws, or any term or condition of these Restated Regulations; (iv) the Disposition constitutes the Disposition of all of the Membership Interest owned by such Member and (v) the transferee, contemporaneously with the Disposition, assumes all of the obligations and rights of the transferring Member under these Restated Regulations and the Transaction Documents and becomes a Member; provided, however, that neither a Permitted Encumbrance nor a Permitted Withdrawal constitutes a “Disposition”. In connection with any Disposition of a Membership Interest or any portion thereof, and any admission of an assignee as a Member, the Member making such Disposition and the assignee shall furnish the Governing Board of Managers with such documents regarding the Disposition as it may request (in form and substance satisfactory to the Governing Board of Managers), including a copy of the Disposition instrument, a ratification by the assignee of these Restated Regulations, a legal opinion that the Disposition complies with applicable federal and state securities laws, a legal opinion that the Disposition will not result in the Company’s termination under Section 708 of the Code and documentation reflecting the assumption by the transferee of obligations under the Transaction Documents.  In connection with a Disposition (other than a Disposition that is a Permitted Encumbrance) in accordance with these Regulations, the transferring Member shall be deemed to be released from all of its obligations under these Restated Regulations and the Transaction Documents.  Any purported Disposition by a Member that is not in compliance with these Restated Regulations is hereby declared to be null and void and of no force or effect whatsoever.

(b)  Dispositions to Affiliates.  Subject to Section 3.02(a) and Section 3.02(e), a Member may Dispose of all or not less than a Minimum Portion of its Membership Interest to an Affiliate without the consent of the Governing Board of Managers or any Member, and the transferee may become a Member and become subject to the terms and conditions of these Restated Regulations; provided, however, that the Member making the Disposition must own at least a majority of the voting power of that Affiliate at the time of the Disposition. Each Member agrees to promptly notify the Company in writing when he/it no longer owns all of the voting power of his/its Affiliate.

(c) Two Year Restriction.  From the Effective Date until the second anniversary of the Transaction Closing Date, (i) no Member may make a Disposition of all or any portion of its Membership Interest other than a pursuant to a Permitted Encumbrance or pursuant to Section 3.02(b) and (ii) if a Change of Control of a Member occurs, then the Company shall have the right to purchase such Member’s entire Membership Interest as set forth afterwards in this Section 3.02(c).  A Member that suffers a Change of Control shall give the Company notice thereof within ten business days after the date of the occurrence of such Change of Control (the “Change of Control Date”) and the Company shall have until the 10th day following the date of receipt of such notice to notify such Member of the Company’s election to establish the Fair Value of such Membership Interest as of the Change in Control Date; for purposes of this Section 3.02(c), the “Fair Value” of a Membership Interest of such Member shall be determined by two qualified appraisers (each a “Party Appraiser”), one of whom is selected by the Company and the other of whom is selected by such Member, and who shall cooperate to determine the fair market value (without any consideration given to the discount used in determining Adjusted Fair Value (as defined below) or the fact that the Membership Interest may be transferred at the Adjusted Fair Value) of such Membership Interest as of the Change of Control Date; but if the two Appraisers are unable, within a reasonable time, to agree upon the fair market value of such Membership Interest,  then the two Party Appraisers shall (x) each give the Company and such Member written notice of such Party Appraiser’s evaluation of the Fair Value of the Membership Interest as of the Change of Control Date (“Party Appraisal Notice”) and (y) select a third independent qualified appraiser (the “Final Appraiser”) who shall determine the fair market value (without any consideration given to the discount used in determining Adjusted Fair Value (as defined below) or the fact that the Membership Interest may be transferred at the Adjusted Fair Value) of such Membership Interest as of the Change of Control Date, whose determination shall be final and binding upon the Company and such Member, and who shall give the

Company and such Member written notice of his determination of the Fair Value of the Membership Interest as of the Change of Control Date (“Final Appraiser Appraisal Notice”). Within twenty days following the date of receipt of notice from the Party Appraisers  (if they agree upon the fair market value of such Membership Interest) or from the Final Appraiser (if applicable) of their or his determination of the Fair Value of the Membership Interest of such Member as of the Change in Control Date (the “Valuation Notice”), the Company shall notify such Member of the Company’s election either to purchase such Member’s Membership Interest at its Adjusted Fair Value or not to purchase such Membership’s Membership Interest pursuant to this Section 3.02(c).  The “Adjusted Fair Value” of such Membership Interest shall equal 80% of the Fair Value of such Membership Interest as of the Change in Control Date.  If the Company elects to purchase such Membership Interest at its Adjusted Fair Value, then such Member shall become obligated to sell its Membership Interest to the Company at its Adjusted Fair Value, and the closing of such sale and purchase shall occur at a place and at a time (not later than the Closing Date Deadline, as defined below) mutually agreed upon the Company and such Member and the expenses of such closing shall be borne by the party incurring the same.  Failure of the Company to purchase the Member’s Membership Interest on or before the Closing Date Deadline shall be deemed a waiver of the Company’s right to purchase the Member’s Membership Interest following the Change of Control.  The “Closing Date Deadline” means the later of (x) the 90th day (but if such day is not a business day, then the first business day following such day) after the date of the Company’s receipt of the Valuation Notice or (y) the 20th day (but if such day is not a business day, then the first business day following such day) after all conditions, the existence of which would make consummation of the purchase impossible, illegal or commercially impracticable and the elimination or curing of which is beyond the control of the Company, shall have been eliminated or cured.  The expenses of the Party Appraisers shall be borne by the party incurring same, and the expenses of the Final Appraiser shall be borne and paid by the party whose Party Appraiser’s valuation of the Fair Value of the Membership Interest as set forth in his Party Appraisal Notice deviates more from the Final Appraiser’s valuation of the Fair Value of the Membership Interest as set forth in his Final Appraiser Appraisal Notice.

(d) Right of First Refusal.    From the date after the second anniversary until the earlier of (i) the fourth anniversary of the Transaction Closing Date and (ii) the date on which the Company abandons efforts with respect to an initial public offering of the membership units of the General Partner: subject to Section 3.02(a), prior to making a Disposition (other than a pursuant to Permitted Encumbrance or pursuant to Section 3.02(b)) of all or not less than a Minimum Portion of its Membership Interest, a Member (the “Transferring Member”) shall notify the Governing Board of Managers and each of the other Members (the “Other Members”) of its intention to make a Disposition of its Membership Interest (the “Offered Interest”), identifying the proposed transferee (the “Transferee”) and specifying the price and terms of payment (if a sale).  Each Other Member shall have until twentieth (20th) day following the date of receipt of notice (the “Transfer Notice”) regarding the proposed Disposition (the “Transfer Notice Date”) to notify the Company of that Other Member’s election to purchase none, less than all or all of that Other Member’s Pro Rata portion of the Offered Interest. If any of the Other Members elect to purchase none or less than all of his/its Pro Rata portion of the Offered Interest

(the remaining Offered Interest that such Other Members elect not to purchase being called the “Remaining Interest”), the Company shall, within twenty-five (25) days of the Transfer Notice Date, notify the Other Members of such election and each Other Member, Pro Rata or as they may otherwise agree, may elect, by notifying the Company in writing within thirty-five (35) days of the Transfer Notice Date to purchase such Remaining Interests.  Each Other Member may exercise its option by timely giving the Transferring Member notice of its exercise, in which event, subject to the following sentence, the Transferring Member will become obligated to sell to such Other Member its Pro Rata portion, and any Remaining Interests, of the Offered Interest upon such terms at a date (not more than 45 days after the date the Transfer Notice Date)  and at a place to be mutually agreed upon by the Transferring Member and the Other Member.  If the Other Members do not elect to purchase all of the Offered Interest within the period provided, then all of the Offered Interest may be disposed of by the Transferring Member to the prospective transferee, for the price and on the terms and conditions set forth in the Transfer Notice, at any time within ninety days after the Transfer Notice Date; provided, however, each transferee shall, prior to a Disposition to such transferee, execute and deliver to the Company a valid and binding agreement to the effect that any Offered Interest so Disposed shall continue to be subject to all of the provisions of these Restated Regulations.  Any Offered Interest not so disposed of within such ninety-day period shall also remain subject to all of the provisions of these Restated Regulations.

(e)  Termination of Right of First Refusal.  From the day after the earlier of (i) the fourth anniversary of the Transaction Closing Date and (ii) the date on which the Company abandons efforts with respect to an initial public offering of the membership units of the General Partner, subject to Section 3.02(a), a Member may at any time and from time to time make a Disposition of all or any portion of its Membership Interest to any Person, and the Person to whom the Membership Interest is Disposed shall become a Member.

3.03. Creation of Additional Membership Interests. Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members with the approval of all of the Members, on such terms and conditions, and with such Sharing Ratios and Commitments, as all of the Members may determine at the time of admission. The Governing Board of Managers may reflect the admission of any new Members or the creation of any new class or group of Member in an amendment to these Restated Regulations that need be executed only by the Governing Board of Managers.

3.04. Withdrawal. Prior to the second anniversary of the Transaction Closing Date, a Member does not have the right or power to withdraw from the Company without the approval of all of the other Members, but following the second anniversary of the Transaction Closing Date, a Member may withdraw from the Company; provided, however, that any Member that withdraws from the Company, whether before or after the second anniversary of the Transaction Closing Date, thereby forfeits all of its Membership Interest and shall not be entitled to return of any amounts in such Member’s capital account or to receive the fair value of its Membership Interest and shall have no obligation to return to the Company any distribution made to it prior to its withdrawal and (except for Member Recourse Debt, if any) shall have no obligation or liability with respect to nonrecourse indebtedness of the Company.  In addition, in connection with a withdrawal permitted by this Section 3.04, the withdrawing Member shall be deemed to be released from all of its obligations under these Restated Regulations and the Transaction Documents.

3.05. Information. In addition to the other rights specifically set forth in these Restated Regulations, each Member is entitled to all information to which that Member is entitled to have access pursuant to Article 2.22 of the Act under the circumstances and subject to the conditions therein stated.

3.06. Liability to Third Parties. No Member or Manager shall be liable for the debts, obligations, or liabilities of the Company, including under a judgment decree or order of a court.

3.07. Expulsion. A Member may not be expelled from the Company.

3.08.  Initial Public Offering.  It is the intention and agreement of the Members to cooperate in good faith toward the goal of achieving an initial public offering of equity in the Company at or around the third anniversary of the Transaction Closing Date.

Article 4

Capital Contributions

4.01. Initial Contributions. Each Member has made the initial capital contribution to the capital of the Company (“Capital Contributions”) described for that Member in Exhibit A.

4.02. Subsequent Contributions. Without creating any rights in favor of any third party, each Member shall contribute to the Company, in cash, on or before the date specified as hereinafter described, that Member’s Sharing Ratio of all monies that in the unanimous judgment of the Governing Board of Managers are necessary to enable the Company to cause the assets of the Company to be properly operated and maintained and to discharge its costs, expenses, obligations, and liabilities; provided, however, that a Member is not obligated to contribute a total amount that, when added to all Capital Contributions that Member previously has made pursuant to Section 4.01 or this Section 4.02, exceeds that Member’s Commitment.

4.03. Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions.

4.04. Advances by Members. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so with the consent of the Governing Board of Managers may advance all or part of the needed funds to or on behalf of the Company, at such interest rate and on such other terms as such Member and the Governing Board of Managers may agree. An advance described in this Section 4.04 constitutes a loan from the Member to the Company and is not a Capital Contribution.

4.05.  Reimbursements.  Subject to the requirements of Section 6.06(b), a Member shall be entitled to receive reimbursement from the Company, the General Partner, the Partnership or an affiliate, as determined by the Governing Board of Managers, for those expenses and costs actually incurred by such Member for the benefit of the Partnership for which prior written approval shall have been obtained from the Governing Board of Managers or any committee or officer authorized by the Governing Board of Managers to grant such approval.  Without limiting the foregoing, Cano shall be entitled to reimbursement, in accordance with that Compensation Reimbursement Agreement, for a portion of the salaries of S. Jeffrey Johnson and Thomas D. Cochrane.

Article 5

Distributions and Allocations

5.01. Distributions. At such time as determined by the Governing Board of Managers, but in no event no less often than annually on or before the thirtieth (30th) day after the end of the fiscal year, Net Cash Flow for each fiscal year (or such shorter period for which the distribution is made) shall be distributed to the Members in proportion to their Sharing Ratios.

5.02. Allocations. Except as may be required by Code Section 704(c) and Treasury Regulation Section 1.704-3, all items of income, gain, loss, deduction, and credit of the Company shall be allocated to the Members in their Sharing Ratios.

Article 6

Management; Members

6.01. Management by Governing Board of Managers.

(a) The management of the Company shall be vested in and exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Governing Board of Managers designated by the Members as provided in Section 6.01(e).

(b) The number of Persons, each of whom shall be an individual (hereinafter referred to as “Managers”), on the Governing Board of Managers shall be initially four, one of whom shall be an Independent Manager.  The Governing Board of Managers shall seek to appoint one additional Independent Manager to the Governing Board of Managers within 90 days after the Registration Statement Effective Date, and another additional Independent Manager to the Governing Board of Managers within 12 months, of the Registration Statement Date; at the time of each such appointment, the number of Managers constituting the entire Governing Board of Managers shall be increased by one.  If Dr. Kenneth Q. Carlile delivers a notice of resignation in accordance with Noncompetition Agreement, the size of the Governing Board of Managers shall thereafter be reduced by one.  Each Manager shall be a “manager” as defined in the Act but shall only have authority to act on behalf of the Company as set forth herein.   No Manager has the right, power, or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except as set forth herein.

(c)  Except as provided in this Section 6.01(c) or as unanimously decided by the then members of the Governing Board of Managers, the Managers shall serve without compensation.  The Governing Board of Managers from time to time shall fix and cause to be paid to each Independent Manager such compensation as it determines to be fair and reasonable.  Each Independent Manager shall be reimbursed for all reasonable out-of-pocket expenses incurred by him in connection with participating in each meeting of the Governing Board of Managers and each meeting of a committee of the Governing Board of Managers.

(d)  Decisions or actions taken by the Governing Board of Managers in accordance with these Restated Regulations shall constitute decisions or actions by the Company and shall be binding on each Member, officer, and employee of the Company.

(e) Each Member shall vote (at a meeting or by written consent) and shall take all other necessary or desirable actions within that Member’s control so that there shall always be the number of Managers required in accordance with Section 6.01, to be designated as follows:

(i)    For so long as Cano, together with its Affiliates over which it owns at least a majority of the voting power, owns a 25% Membership Interest, Cano, in its sole discretion, shall have the right to elect one Manager, who shall initially be S. Jeffrey Johnson;

(ii)   For so long as Haddock Enterprises, together with its Affiliates over which it owns at least a majority of the voting power, owns a 25% Membership Interest, Haddock Enterprises, in its sole discretion, shall have the right to elect one Manager, who shall initially be Gerald W. Haddock;

(iii)  For so long as Carlile Management, together with its Affiliates over which it owns at least a majority of the voting power, owns a 25 % Membership Interest and Carlile Management has not been required to relinquish its voting rights with respect to the Company pursuant to the Noncompetition Agreement, Carlile Management, in its sole discretion, shall have the right to elect one Manager, who shall initially be Dr. Kenneth Q. Carlile.

As of the Effective Date, the Members hereby designate Jack I. Tompkins as the sole initial Independent Manager.  Each such individual set forth in this Section 6.01(e) shall serve as a Manager until the first annual meeting of Members and until his successor is elected and qualified or until his earlier resignation or removal.

(f)  The Managers shall be elected at each annual meeting of the Members and each Manager elected shall hold such office until the next annual meeting of Members and until his successor is elected and qualified or until his earlier resignation or removal.  Any Manager may resign at any time upon written notice to the Governing Board of Managers.  Any Manager may be removed at any time with or without cause by the Member designating such Manager.

(g) Vacancies and newly created managerships resulting from any increases in the authorized number of Managers may be filled by a majority of the Managers then in office, though less than a quorum, or by a sole remaining Manager, and the Managers so chosen shall hold office until the next annual meeting of Members and until their successors are duly elected and shall qualify, or until their earlier resignation or removal; provided that any vacancy occurring for any reason in the position of a designated Manager shall be filled by the Person authorized to designate that Manager in accordance with Section 6.01(e).

(h)  The Governing Board of Managers by resolution passed by a majority of all the Managers then in office may designate one or more committees, each committee to consist of one or more of the Managers.  The Governing Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Any such committee, to the extent provided in the resolution, and subject to any restrictions imposed by applicable law, may make recommendations to the Governing Board of Managers but, except as otherwise required by applicable law or by the NYSE, such committee shall not have and may not exercise the powers of the Governing Board of Managers in the management of the business and affairs of the Company.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Governing Board of Managers.

The Company’s committees shall include, without limitation, the following:

(i) An Audit Committee, which shall consist solely of Independent Managers. The Audit Committee shall be solely responsible for the engagement and termination of independent public accountants and shall be directly responsible for the appointment, compensation, retention and oversight of independent public accountants. The Audit Committee shall review with the independent public accountants the plans and results of each audit engagement, approve professional services provided by the independent public accountants,  review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company’s internal accounting controls. The Audit Committee shall have such other or additional powers as may be approved by the Governing Board of Managers by resolution.

(ii) A Conflicts Committee, which shall consist solely of Independent Managers, which shall have the purposes and responsibilities set forth in the Partnership Agreement; however, in addition, the Conflicts Committee also shall be responsible for (i) reviewing, evaluating and analyzing each potential Related Party Transaction, (ii) preparing and presenting to the Governing Board of Managers a summary and analysis of each such potential Related Party Transaction, including but not limited to evaluating the fairness of the transaction to the Company and the Partnership, and (iii) either recommending such potential Related Party Transaction to the Governing Board of Managers or denying approval to such potential Related Party Transaction.  The Conflicts Committee’s denial of approval to a potential Related Party Transaction shall be deemed to constitute the decision of the Governing Board of Managers (and therefore the decision of the Company, for itself and in its capacities as the manager of and as a member of the General Partner, in its capacity as the General Partner of the Partnership) to deny approval to such Related Party Transaction and shall be binding upon the Company, the General Partner and the Partnership.

Each committee shall keep regular minutes of its meetings and report the same to the Governing Board of Managers when required.

(i)  The Governing Board of Managers may adopt equity incentive plans pursuant to which Managers, officers, employees and agents of the Company or its affiliates may be granted from time to time membership interests, or options to acquire membership interests, in the Company and limited partnership interests, or options to acquire limited partnership interests, in the Partnership; provided, however, that the maximum amount of equity interests in each entity which may be reserved under each plan shall not exceed ten percent of the total equity interests in such entity.

(j) In addition to an annual meeting, the Governing Board of Managers shall hold such regular and special meetings as they determine to be necessary or in the best interests of the Company.  Regular meetings shall be held, without the giving of notice, on such dates and at such places as the Governing Board of Managers from time to time may fix.  Special meetings shall be called upon the written request of the Chairman or other member of the Governing Board of Managers and shall be held, after the giving of at least three business days prior notice, on such dates and at such places as the Chairman or the Governing Board of Managers may determine.

6.02. Meetings of Members. An annual meeting of the Members for the election of Managers and for the transaction of such business as may properly come before the meeting shall be held on such date and at such time as the Governing Board of Managers shall specify in the notice of the meeting, which shall be delivered to each Member at least three days prior to such meeting. Special meetings of the Members may be called by the Governing Board of Managers or by a Majority Interest. Any such meeting shall be held on such date and at such time as the Person calling such meeting shall specify in the notice of the meeting, which shall be delivered to each Member at least ten days prior to such meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) for such meeting may be conducted at such meeting.

6.03. Provisions Applicable to Meetings of Members, Meetings of the Governing Board of Managers, or Meetings of Committees of the Governing Board of Managers. In connection with any meeting of the Members, the Governing Board of Managers, or any committee of the Governing Board of Managers,  the following provisions shall apply:

(a)   Any such meeting shall be held at the principal place of business of the Company, unless the notice of such meeting specifies a different place, which need not be in the State of Texas.

(b)  Attendance of a Person at such meeting shall constitute a waiver of notice of such meeting, except where such Person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Unless otherwise expressly provided in these Restated Regulations, at any meeting of the Members, a Majority Interest; at any meeting of the Governing Board of Managers, a majority of the Managers; and at any meeting of a committee of the Governing Board of Managers, a majority of the members of such committee, represented either in person or by proxy, shall constitute a quorum for the transaction of business.

(d) Unless otherwise expressly provided in these Restated Regulations, (i) at any meeting of the Members at which a quorum is present, the affirmative vote of a Majority Interest represented in person or by proxy shall be the act of the Members; (ii) at any meeting of the Governing Board of Managers at which a quorum is present, the affirmative vote of a majority of the Managers represented in person or by proxy shall be the act of the Governing Board of Managers; and (iii) at any meeting of a committee of the Governing Board of Managers at which a quorum is present, the affirmative vote of a majority of the members of such committee represented in person or by proxy shall be the act of such committee.

(e)  A Person may vote at such meeting by a written proxy executed by that Person and delivered to another Member. A proxy shall be revocable unless it is stated to be irrevocable.

(f)  Any action required or permitted to be taken at such a meeting may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed, in the case of meetings of Members, by Members having not fewer than the minimum number of Sharing Ratios or votes that would be necessary to take the action at a meeting at which all Members entitled to vote on the action were present and voted; in the case of meetings of the Governing Board of Managers, by all of the Managers; and in the case of meetings of a committee of the Governing Board of Managers, by all of the members of such committee.

(g)  Members may participate in and hold such meeting by means of conference telephone, videoconference, or similar communications equipment by means of which all Persons participating in the meeting can hear each other.  No Member shall vote on any Related Party Transaction as to which the Member is a Related Party.

(h)  Notwithstanding any power or authority granted the Members or the Governing Board of Managers under the Act, the Articles or these Restated Regulations, none of the following powers may be exercised nor any of the following actions taken without the affirmative vote, consent or approval of all of the Members:

(i) The amendment of these Restated Regulations;

(ii) The consent of the Company, in its capacities as the manager of and as a member of the General Partner,  to the amendment of the regulations of the General Partner;

(iii) The consent of the Company, in its capacities as the manager of and as a member of the General Partner, in its capacity as the General Partner of the Partnership, to the amendment of the Agreement of Limited Partnership of the Partnership;

(iv) The dissolution of, or the merger or sale of all or substantially all of the assets of, the Company or the Disposition of the membership interests in the General Partner owned by the Company;

(v) The consent of the Company, in its capacities as the manager of and as a member of the General Partner,  to the dissolution of, or the merger or sale of all or substantially all of the assets of, the General Partner;

(vi)  The consent of the Company, in its capacities as the manager of and as a member of the General Partner, in its capacity as the General Partner of the Partnership, to the dissolution of, or the sale of all or substantially all of the assets of, the Partnership;

(vii) The incurrence by the Company of funded indebtedness that is or by its stated terms may become a personal obligation of any Member (“Member Recourse Debt”);

(viii) The consent of the Company, in its capacities as the manager of and as a member of the General Partner,  to the incurrence by the General Partner of Member Recourse Debt; or

(ix)  The consent of the Company, in its capacities as the manager of and as a member of the General Partner, in its capacity as the General Partner of the Partnership, to the incurrence by the Partnership of Member Recourse Debt.

6.04. Officers.

(a)  The officers of the Company shall be chosen by the Governing Board of Managers and shall include a Chairman, a Chief Financial Officer, a General Counsel, and a Vice President of Engineering; in addition, the Governing Board of Managers shall choose one or more individuals to serve in the Office of Chief Executive Officer.  Any number of offices may be held by the same individual unless these Restated Regulations provide otherwise.

(b)  The Governing Board of Managers may appoint one or more vice presidents and such other officers and agents it shall deem necessary, who shall hold offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Governing Board of Managers.

(c)   The Governing Board of Managers at its first meeting after each annual meeting of Members shall choose the officers of the Company, except that the initial officers of the

Company shall be as follows:

Gerald W. Haddock	Office of the Chief Executive Officer and Chairman
S. Jeffrey Johnson	Office of the Chief Executive Officer
Kenneth Q. Carlile	Office of the Chief Executive Officer
James E. Farrell	Vice President and Chief Financial Officer
Stephen R. Robinson	Vice President and General Counsel
Thomas D. Cochrane	Vice President, Engineering
Zachary Q. Carlile	Vice President

Each such individual shall hold such office until the first annual meeting of Members and until his successor is elected and qualified or until his earlier resignation or removal.

(d)  The salaries, bonuses, and other compensation terms of all officers and agents of the Company shall be fixed by or in the manner prescribed by the Governing Board of Managers, except that the annual salaries of the initial officers of the Company shall be as follows:

Office of the Chief Executive Officer (Haddock and Carlile only)	$ 110,000 per individual
Office of the Chief Executive Officer (Johnson only)	*
Chairman	Unsalaried
Vice President and Chief Financial Officer	$ 95,000
Vice President and General Counsel	$ 65,000
Vice President, Engineering	*
Vice President (Zachary Carlile only)	Unsalaried

*Pursuant to the Compensation Reimbursement Agreement, Messrs. Johnson and Cochrane will not receive a salary or other compensation from the Company, the General Partner or the Partnership; their employer, Cano, shall be reimbursed by the Partnership up to $110,000 annually for Mr. Johnson and up to $85,000 annually for Mr. Cochrane for time they spend on Partnership, Company or General Partner matters.

(e)  Each officer of the Company shall hold office until his successor is elected and qualified or until his earlier resignation or removal.  Any officer may be removed at any time by the affirmative vote of a majority of the total number of Managers.  Any officer may resign at any time upon written notice to the Governing Board of Managers.  Any vacancy occurring in any office of the Company shall be filled by or in the manner prescribed by the Governing Board of Managers.

(f)  The Office of Chief Executive Officer shall have general supervision, direction and control of the business and officers of the Company, subject to the direction and authority of the Governing Board of Managers, and shall have the general powers and duties of management usually vested in the office of chief executive officer and president of corporation organized under the laws of the State of Texas and shall have such other powers and duties as may be prescribed from time to time by the Governing Board of Managers.  The Office of Chief Executive shall be held by one or more individuals; if more than one individual occupies such office, then all decisions and actions to be taken shall require the consent or approval of a majority of the individuals then holding such office.

(g)  The Chief Financial Officer shall have the custody of the Company’s funds and securities, shall keep full and accurate accounts of receipts disbursements in the Company’s books and records, and shall deposit all monies and other valuable effects in the name and to the credit of the Company, in such depositories as may be designated by the Governing Board of Managers.  The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Governing Board of Managers and shall render to the Governing Board of Managers an account of all of his transactions in such office and of the financial condition of the Company.  The Chief Financial Officer shall have such other powers and duties as may be prescribed from time to time by the Governing Board of Managers.  In carrying out his responsibilities, the Chief Financial Officer shall be supervised by, and shall report to, the Office of the Chief Executive Officer.

(h)  The Vice President of Engineering shall be the officer primarily responsible for all matters directly pertaining to the drilling and production, monitoring, reporting, and diligence relating to,  oil and gas property interests owned or leased, or to be acquired, by the Company or its affiliates.  He shall have such other powers and duties as may be prescribed from time to time by the Governing Board of Managers.  In carrying out his responsibilities, the Vice President of Engineering shall be supervised by, and shall report to, the Office of the Chief Executive Officer.

(i)  The General Counsel shall be the officer primarily responsible for all matters pertaining to legal compliance and other legal matters relating to the Company and its affiliates.  He shall have such other powers and duties as may be prescribed from time to time by the Governing Board of Managers. In carrying out his responsibilities, the General Counsel shall be supervised by, and shall report to, the Office of the Chief Executive Officer.

(j) The Chairman, who shall be a member of the Governing Board of Managers,  shall preside at all meetings of Members and of the Governing Board of Managers.  He shall have such other powers and duties as may be prescribed from time to time by the Governing Board of Managers.

6.05 Limitations on Duties and Liabilities of Managers. A Manager shall be liable to the Company and the other Members for acts or omissions in the management of the Company only in the case of gross negligence, willful misconduct or breach of these Restated Regulations by such Manager; but a Manager shall not be liable to the Company or any other Member for any other acts or omissions, including the negligence, strict liability or other fault or responsibility (short of gross negligence, willful misconduct or breach of these Restated Regulations) by such Manager. Except for such duties as may be expressly set forth in these Restated Regulations, a Manager shall not be subject to any duties (including fiduciary duties) in the management of the Company.

6.06. Conflicts of Interest.

(a)  Subject to the other express provisions of these Restated Regulations and the Transaction Documents, each Member, Manager, Officer, or Affiliate thereof may engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Company or any other Member, Manager, or officer the right to participate therein.   Subject to the other express provisions of these Restated Regulations, the Company may transact business with any Member, Manager, officer, or affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

(b) Except for the Transaction Documents, neither the Company nor any affiliate of the Company shall directly or indirectly enter into or engage in any transaction or business relationship, or series of related transactions or relationships, involving more than a nominal or de minimis monetary amount, with a Member, a Manager or an officer, or with an affiliate of a Member, a Manager or an officer, other than in compliance with the terms of this subsection.  Any such transaction or relationship is called a “Related Party Transaction.”  Each potential Related Party Transaction first shall be submitted to the Conflicts Committee by the Governing Board of Managers, which shall carry out its duties as set forth in Section 6.01(h)(ii).   Approval by the Governing Board of Managers of a potential Related Party Transaction recommended by the Conflicts Committee shall require the majority vote or consent of all disinterested Managers, with all interested Managers abstaining from such vote or consent (for purposes of any Related Party Transaction arising under the Omnibus Agreement, as hereinafter defined, a Manager shall be regarded as “interested” in such transaction if the Member which appointed that Manager is not a disinterested party with respect to such transaction).

(c) As set forth and as defined in the Omnibus Agreement, each of the following shall be treated as a Related Party Transaction: the Company’s decision whether to accept or reject an Oil & Gas Opportunity and the exercise by the Company of a Co-Investment Right.

6.07 Indemnification. The Company shall indemnify, defend, protect and hold harmless each Manager and officer from and against all actions, suits or proceedings (collectively, “Proceedings”) and all other claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs and expenses (including court costs and reasonable attorneys’ fees), arising out of the management of the Company or his service or status as a Manager or officer. THIS INDEMNITY SHALL APPLY TO MATTERS THAT ARISE OUT OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY BY A MANAGER OR OFFICER; PROVIDED, HOWEVER, THAT THIS INDEMNITY SHALL NOT APPLY TO MATTERS ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SUCH MANAGER OR OFFICER. The Company, by decision of Governing Board of Managers, may indemnify an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify a Manager or officer under the proceeding sentence. The Company may purchase and maintain insurance to protect itself and any Manager, Officer, employee or agent of the Company and may enter into separate indemnification contracts with any such person.

Article 7

Taxes

7.01. Tax Returns. The Company shall prepare and timely file all federal, state, and local tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall deliver a copy of each such return to the Members on or before ten days prior to the due date of any such return, together with such additional information as may be required by the Members in order for the Members to file their individual returns reflecting the Company’s operations. The Company shall bear the costs of the preparation and filing of its returns.

7.02. Tax Matters Member. The Governing Board of Managers shall designate the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) (the “Tax Matters Member”).  The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Code Section 6223. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth business day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Member shall take no action without the authorization of a Majority Interest, other than such action as may be required by applicable law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

Article 8

Books, Records, and Bank Accounts

8.01. Books and Records. The Governing Board of Managers shall keep or cause to be kept at the principal office of the Company complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of Members. The books and records shall be maintained with respect to accounting matters in accordance with sound accounting practices, and all books and records shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours.

8.02. Reports. Within seventy-five days after the end of each taxable year, the Governing Board of Managers shall cause to be sent to each Member at the end of the taxable year a complete accounting of the financial affairs of the Company for the taxable year then ended.

8.03. Accounts. The Governing Board of Managers shall establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Governing Board of Managers determines. The Company’s funds shall not be commingled with the funds of any Manager or any Member.

Article 9

Dissolution, Winding Up, and Termination

9.01. Dissolution.

(a) Subject to Section 9.01(b), the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events:

(i) the expiration of the period, if any, fixed for the duration of the Company in the Articles;

(ii) the consent of all of the Members;

(iii) the Transaction Closing Date shall not have occurred on or before December 31, 2006; and

(iv) entry of a decree of judicial dissolution of the Company under Article 6.02 of the Act.

No other event (including an event described in Article 6.01(A)(5) of the Act) will cause the Company to dissolve.

(b) If an event described in subparagraph (i) of Section 9.01(a) shall occur and there shall be at least one other Member remaining, the Company shall not be dissolved, and the business of the Company shall be continued, if all of the remaining Members so agree within 90 days of the occurrence of such event. If such election is made following the occurrence of an event described in subparagraph (i) of Section 9.01(a), the Governing Board of Managers shall promptly cause the Articles to be amended in the manner described in Article 6.01(B) of the Act.

9.02. Winding Up and Termination.

(a) On the occurrence of an event described in Section 9.01(a), unless an election is made to continue the business of the Company pursuant to Section 9.01(b), the Governing Board of Managers shall appoint one or more Managers to act as liquidator or may appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company as provided in the Act. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Governing Board of Managers. The costs of winding up shall be borne as a Company expense.

(b) Any assets of the Company remaining at the conclusion of the winding-up process shall be distributed among the Members in accordance with their Sharing Ratios. All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination with respect to the distribution received. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 9.02(b) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Article 5.02(D) of the Act.

(c) On completion of such final distribution, the Governing Board of Managers shall cause Articles of Dissolution to be filed with the Secretary of State of Texas, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company.

9.03. No Restoration of Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in any capital or similar account maintained for such Member for any purpose.

Article 10

General Provisions

10.01. Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

10.02. Notices. All notices, requests, or consents under these Restated Regulations shall be (a) in writing, (b) delivered to the recipient in person, by hand delivery, overnight courier or mail or by facsimile, (c) if to a Member, delivered to such Member at the applicable address on Exhibit A or such other address as that Member may specify by notice to the other Members, (d) if to the Governing Board of Managers or the Company, delivered to the each Manager at the address set forth on Exhibit A or such other address as such Manager shall provide the Company for notice purposes, and (e) effective only upon actual receipt by such Person. Whenever any notice is required to be given by applicable law, the Articles, or these Restated Regulations, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

10.03. Entire Agreement; Supersedure. These Restated Regulations constitute the entire agreement of the Members relating to the Regulations of the Company and supersede all prior regulations with respect to the Company, whether oral or written, including, without limitation, the SPP Transaction Summary dated August 4, 2005.

10.04. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.

10.05. Amendments of Articles and Restated Regulations. The Articles and these Restated Regulations may be amended or restated only with the approval of the Governing Board of Managers and all of the Members; provided, however, that amendments of the type described in Section 3.04 may be adopted as therein provided.

10.06. Binding Effect. Subject to the restrictions on Dispositions set forth in these Restated Regulations, these Restated Regulations are binding on and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

10.07. Governing Law; Severability. THESE RESTATED REGULATIONS ARE GOVERNED BY AND SHALL BE ENFORCED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ITS CONFLICT-OF-LAWS RULES). If any provision of these Restated Regulations or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of these Restated Regulations and the application of that provision to Other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by applicable law.

10.08. Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in these Restated Regulations includes the masculine, feminine, and neuter; (b) the word “including”  means “including, without limitation”; (c) references to Articles and Sections refer to Articles and Sections of these Restated Regulations; and (d) references to Exhibits are to the Exhibits attached to these Restated Regulations, each of which is made a part hereof for all purposes.

10.09. Further Assurances. In connection with these Restated Regulations and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of these Restated Regulations and those transactions.

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10.10. Counterparts. These Restated Regulations may be executed in any number of counterparts, all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the Members and the initial Manager have executed these Restated Regulations as of the date first set forth above.

HADDOCK ENTERPRISES, LLC
as the initial Manager and as a Member

By:	/s/ Gerald W. Haddock
Gerald W. Haddock, President

CARLILE MANAGEMENT, LLC

By:	/s/ Kenneth Q. Carlile
Kenneth Q. Carlile, President

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson, Chief Executive Officer

Exhibit A

Initial Members

Cano Petroleum, Inc.
309 West Seventh Street, Suite 1600
Fort Worth, Texas 76102
Fax: 817 698 0796
(same notice address for S. Jeffrey Johnson)

Initial Capital Contribution:	$225,000.00
Commitment:	$325,000.00	*
Sharing Ratio:	33.33%

*Includes Initial Capital Contribution

Carlile Management, LLC
2615 E. End Blvd. S.
Marshall, Texas 75672
Fax: 903 935 0521
(same notice address for Dr. Kenneth Q. Carlile)

Initial Capital Contribution:	$225,000.00
Commitment:	$325,000.00	*
Sharing Ratio:	33.33%

*Includes Initial Capital Contribution

Haddock Enterprises, LLC
210 Sixth Street, Suite 1206
Fort Worth, Texas 76102
Fax: 817 885 8391
(same notice address for Gerald W. Haddock)

Initial Capital Contribution:	$225,000.00
Commitment:	$325,000.00	*
Sharing Ratio:	33.34%

*Includes Initial Capital Contribution